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                                                                     EXHIBIT 5.1

                                   Law Offices

                                 JOEL BERNSTEIN


                                                              AREA CODE 305
P. O. BOX 330072                                        TELEPHONE:      751-3008
MIAMI, FLORIDA 33233                                   FACSIMILE:       751-4928




December 24, 1997




American Access Technologies, Inc.
238 N. Westmonte Drive
Altamonte Springs, FL  32714

Gentlemen:

I have acted as special counsel to American Access Technologies, Inc., a Florida corporation (the "Corporation"), in connection with the offering of 1,030,000 shares of Common Stock and 630,000 Common Stock Purchase Warrants. The offering of the shares and warrants is to be made pursuant to Registration Statement on Form SB-2 to be filed with the Securities and Exchange Commission (the "Registration Statement").

I have acted as special counsel to the Corporation in connection with the preparation of the above-referenced Registration Statement.

Please be advised that I am of the opinion that the Corporation's Common Stock and Common Stock Purchase Warrants have been duly authorized by the Corporation, the Common Stock Purchase Warrants have been validly issued and when such warrants are exercised in accordance with the terms and conditions set forth in the Registration Statement, the Common Stock will be validly issued by the Corporation and fully paid and non-assessable.

I consent to the use of my name in the Registration Statement in the section of the Prospectus entitled "Legal Matters" and the filing of this letter as an exhibit to the Registration Statement.

                                                        Yours very truly,

                                                        /s/ JOEL BERNSTEIN
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